Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 7, 2023, in the Registration Statement (Form S-1, dated October 20, 2023) and related Prospectus of Invea Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Hartford, Connecticut

October 20, 2023